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                                  EXHIBIT n.(v)

                      Amendment Number 4 to Rule 18f-3 Plan
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                              AMENDMENT NUMBER 4 TO
                                 RULE 18f-3 PLAN


         Pursuant to the Rule 18f-3 Multiple Class Plan of the Hartford Series Fund, Inc. adopted January 22, 1998, as amended (the "Plan"), Hartford Focus HLS Fund, Hartford International Capital Appreciation HLS Fund, Hartford International Small Company HLS Fund, Hartford MidCap Value HLS Fund and Hartford Value HLS Fund are hereby included as additional Funds. All provisions in the Plan shall also apply to Hartford Focus HLS Fund, Hartford International Capital Appreciation HLS Fund, Hartford International Small Company HLS Fund, Hartford MidCap Value HLS Fund and Hartford Value HLS Fund.